Exhibit 10.4

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”) is made as of this 7th day of April, 2014 (“Effective Date”) by and among ViruSure GmbH, an Austrian corporation, with a business address at Tech Gate Science Part, Donau City Strasse 1, A-1220, Vienna, Austria (“VIRUSURE”) and Nuvilex, Inc., a Nevada corporation, with a business address at 12510 Prosperity Drive, Suite 310, Silver Spring, Maryland 20904 U.S.A. (“COMPANY”).

BACKGROUND

VIRUSURE is a contract research organization engaged in providing products and services including, without limitation, discovery and development services, preclinical, clinical and commercial testing services, scientific and regulatory consulting and research models and related services. COMPANY desires VIRUSURE to provide and VIRUSURE agrees to provide the services described in this Agreement (“Services”) pursuant to the terms and conditions of this Agreement. The Services shall consist of individual studies or consultations (each, a “Study”) defined in the Supporting Documents (as hereinafter defined). In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.      The Study. VIRUSURE shall render the Services as set forth in a Protocol and/or Statement of Work, Letter of Payment Authorization, Letter of Agreement, Letter of Commitment, Work Order, Purchase Order or Consulting Services Letter (the Protocol and/or Statement of Work, Letter of Payment Authorization, Letter of Agreement, Letter of Commitment, Work Order, Purchase Order and Consulting Services Letter are collectively referred to in this Agreement as the “Supporting Documents”). A “Protocol” and/or “Statement of Work” shall mean an attachment to this Agreement describing the nature, design and scope of the Study and the schedule of work to be performed or consulting services to be provided during the course of an individual Study conducted by VIRUSURE for COMPANY. A “Letter of Payment Authorization”, “Letter of Agreement”, “Work Order” or “Purchase Order” shall mean an attachment to this Agreement that describes with respect to a particular Study the price, fees and payment schedule for that Study and any modifications of the terms of this Agreement as applied to a particular Study. A “Letter of Commitment” shall mean an attachment to this Agreement that describes a commitment of space and resources by VIRUSURE. A Consulting Services Letter shall mean an attachment to this Agreement that describes VIRUSURE’s consulting services and pricing for such services. In the event of a conflict between the terms contained in the Supporting Documents and this Agreement, the terms of this Agreement shall control, unless specifically agreed upon to the contrary in the Supporting Documents. The Supporting Documents when signed by VIRUSURE and COMPANY shall be incorporated into and made a part of this Agreement.

2.      Conduct of Services.

2.1. VIRUSURE will maintain industry standards of professional conduct in the performance of the Study and in the preparation of all related reports. VIRUSURE and COMPANY will adhere to all material government laws, rules and regulations applicable to the conduct of the Study (“Applicable Law”). If applicable, and as set forth in the Supporting Documents, VIRUSURE will perform the Study in compliance with the current Good Laboratory Practices (“GLP”) or Good Manufacturing Practices (“GMP”) of the appropriate governmental regulatory agencies.

2.2. VIRUSURE will conduct the Study in accordance with the Supporting Documents, which may be amended from time to time upon the mutual agreement of VIRUSURE and COMPANY. VIRUSURE agrees not to intentionally change or deviate in any material manner from the Supporting Documents without COMPANY’s prior approval. Deviations from the Supporting Documents may be made in an emergency without COMPANY’s approval, provided that VIRUSURE shall use commercially reasonable efforts to obtain COMPANY’s verbal approval, which shall be subsequently confirmed by COMPANY in writing. The parties acknowledge that during the course of performing the Study in accordance with the Supporting Documents, additional costs may be incurred by VIRUSURE as a result of procedural changes which do not amount to or require a change in the Supporting Documents, but which are deemed necessary by VIRUSURE to successfully perform said Study, and which could not be foreseen at the time of the preparation of the Supporting Documents. If such procedural changes occur, VIRUSURE shall advise COMPANY prior to their implementation and obtain COMPANY's prior written approval as to the necessity and additional cost thereof. Should such changes be urgent, and VIRUSURE is unable to obtain COMPANY’s written approval in advance, VIRUSURE shall use commercially reasonable efforts to obtain COMPANY’s verbal approval, which shall be subsequently confirmed by COMPANY in writing. Upon obtaining such approval, COMPANY agrees that in order to maintain the integrity of the Study, VIRUSURE may proceed accordingly and be entitled to recover such additional costs from COMPANY upon presentation of an explanation of such procedural changes, urgency and the necessity thereof. VIRUSURE shall not subcontract all or a part of the Services to a third party without obtaining prior written consent of COMPANY.

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2.3. After the Study has been completed, VIRUSURE may be requested by COMPANY to provide additional consultation services concerning the Study. Upon such a request by COMPANY, VIRUSURE will provide the requested services and will be paid an amount mutually agreed to between COMPANY and VIRUSURE. These consultation services will be subject to the provisions on Confidentiality and Ownership set forth in Sections 8 and 13 of this Agreement, respectively.

3.      Test Articles. If applicable, COMPANY will provide VIRUSURE with sufficient amounts of all compounds, materials, or other substances meeting relevant specifications (“Test Articles”) with which to perform the Study, as well as such complete and accurate data as is necessary to apprise VIRUSURE of the identity, strength, purity, stability and composition or other appropriate characteristics of each batch, proper storage and safe handling requirements of Test Articles, including a Material Safety Data Sheet (“MSDS”) or equivalent documentation (e.g. Genetically Modified Organism (“GMO”) assessment), such as Sample Submission Form that is provided and requested by VIRUSURE. In addition, COMPANY will provide VIRUSURE certification that the methods of synthesis, fabrication, or derivation of Test Articles had been documented by COMPANY. COMPANY will arrange shipments of Test Articles. All costs associated with shipping Test Articles to VIRUSURE shall be the responsibility of COMPANY, and VIRUSURE shall not be responsible for any loss, damage or destruction of the Test Articles while in transit.

4.      Personnel. VIRUSURE will arrange for qualified personnel to support VIRUSURE’s obligations under this Agreement. To the best of VIRUSURE’s knowledge, VIRUSURE represents that none of its employees who are to participate in a Study have been debarred and none of such employees are under consideration to be debarred by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended.

5.      Inspections.

5.1. Upon reasonable advance notice, VIRUSURE will permit COMPANY, during normal business hours and at mutually agreeable times, to visit the VIRUSURE facilities where the Study is taking place to monitor VIRUSURE’s performance of the Study.

5.2. VIRUSURE will notify COMPANY as soon as practical in the event of any regulatory inspection of VIRUSURE’s facilities that directly impacts a Study. In the event of an inspection of COMPANY’s Study by a regulatory or administrative agency, VIRUSURE will to the extent permissible under Applicable Law, consult with and allow COMPANY to review and comment on any responses to such agency related to the inspection.

5.3. To the extent that COMPANY engages a third party to perform any services related to a Study, COMPANY shall provide all information requested by VIRUSURE regarding such services, including without limitation all information regarding regulatory and quality assurance sufficient to enable VIRUSURE to comply with its own regulatory and/or quality assurance obligations.

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6.      Records and Reports.

6.1. VIRUSURE will keep complete and accurate records of the status and progress of the Study as required by the Supporting Documents.

6.2. Provided that COMPANY is not in default hereunder or under any of the Supporting Documents, VIRUSURE will furnish a report or data containing information specified in the Supporting Documents. All reports will be prepared in the standard format of the VIRUSURE unless otherwise specified in the Supporting Documents or as otherwise agreed to by the parties.

6.3. All raw data, study documentation, protocols, interim and final reports, specimens generated as a result of a preclinical, clinical and/or commercial Study (“Deliverables”) are COMPANY’s property. At COMPANY’s cost and expense, if Applicable Law or COMPANY requires COMPANY’s property to be held by VIRUSURE, VIRUSURE shall store COMPANY’s property as agreed upon in the Supporting Documents and in accordance with VIRUSURE’s standard archiving terms and conditions set forth on Exhibit A attached to this Agreement and made a part hereof. Upon reasonable advance notice, provided that COMPANY is not in default under this Agreement or under any of the Supporting Documents, COMPANY shall have reasonable access to such material, and shall have the right to obtain photocopies of the raw data and supporting documentation, at COMPANY’s expense. Upon request and at the expense of COMPANY, VIRUSURE will assist COMPANY in transferring any of COMPANY’s property to a third party as instructed by COMPANY.

6.4. In the event VIRUSURE provides electronic access to the Study data, records, reports and other documentation and COMPANY elects to use such electronic access, the use of such electronic access shall be governed by VIRUSURE’s standard electronic access terms and conditions which may be accessed via VIRUSURE’s website.

7.      Compensation.

7.1. COMPANY will pay VIRUSURE as set forth in the Supporting Documents (“Study Price”). All invoices are due and payable thirty (30) days from the date of Company’s receipt of the invoice, and COMPANY agrees to pay all invoices submitted. All amounts not paid by COMPANY when due shall accrue interest from the applicable due date until paid, at the rate of one and one half percent (1.5%) per month. VIRUSURE may elect to cease or suspend work on a Study or withhold required reports or other deliverables if COMPANY does not make payments when due and payable.

7.2. All applicable termination, delay, suspension or cancellation fees will be set forth in the Supporting Documents.

7.3. COMPANY and VIRUSURE agree that neither COMPANY nor VIRUSURE should receive a benefit or a detriment from differences arising from variations between foreign currency exchange rates for the currencies used for this project and those existing at the dates of the actual invoices, as published in the Wall Street Journal. If such a difference is larger than +/- 5%, COMPANY and VIRUSURE have the right to request a re-evaluation of the future billing rates based on the work performed by VIRUSURE after such a difference is observed.

7.4. All Value Added Taxes, sales taxes and any other taxes required by Applicable Law shall be paid by COMPANY.

8.      Confidentiality. The parties may exchange proprietary and confidential information during the term of this Agreement, including, without limitation, the existence and terms of this Agreement. The parties will identify, in writing, such information as confidential and/or proprietary. If a party intends to disclose confidential information to the other party orally, the disclosing party shall: (i) alert the other party of the confidential nature of the disclosure prior to the disclosure; and (ii) provide written notice to the other party of the confidential nature and contents of such disclosure within ten (10) days of the original disclosure. Each party will use its commercially reasonable efforts to maintain such information in confidence and will employ reasonable and appropriate procedures to prevent its unauthorized publication or disclosure. Except as expressly authorized in writing, neither party shall use the other party’s proprietary or confidential information for any purpose other than in performance of this Agreement. The obligations of confidentiality set forth in Section 8 of this Agreement will survive the termination or expiration of this Agreement for a period of five (5) years. The confidentiality provisions of Section 8 of this Agreement shall not apply to any part of such information, which:

a)	is known to the receiving party at the time it was obtained from the disclosing party;

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b)	is acquired by the receiving party from a third party, and such third party did not obtain such information directly or indirectly from the disclosing party under an obligation not to disclose;

c)	is or becomes published or otherwise in the public domain other than by violation of this Agreement by the receiving party;

d)	is independently developed by the receiving party without reference to or reliance upon the information provided by the disclosing party; and

e)	is required to be disclosed by the receiving party to comply with applicable laws or governmental regulations; provided that the receiving party provides prompt written notice of such disclosure to the disclosing party and cooperates with the disclosing party’s reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

9.      Use of Names.

Neither party will use the other party’s name or the name of any employee of the other party in any advertising, packaging, promotional material, or any other publicity relating to this Agreement, without the prior written approval of the other party.

10.   Warranties.

10.1. COMPANY warrants that it owns all rights, title and interest in or otherwise has the right to use the Test Articles and the intellectual property related thereto, and that, to the best of COMPANY’s knowledge, VIRUSURE’s use of any and all such Test Articles in connection with any Study will not infringe the intellectual property rights of any third party.

10.2. VIRUSURE warrants that the Services shall conform to the specifications set forth in the Supporting Documents, Applicable Law and the current material applicable standards, regulations and procedures of the appropriate regulatory agencies. VIRUSURE neither warrants nor represents that the results of the Study will be acceptable to any regulatory or governmental agency to which they are presented nor that the results of the Study will enable COMPANY to further develop, market or otherwise exploit the Test Articles or any other product or service.

10.3. THE WARRANTY BY COMPANY SET FORTH IN SECTION 10.2 ABOVE IS IN LIEU OF ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

11.     Limitation of Liability.

11.1. In as far as no other terms or conditions have been agreed, the VIRUSURE’s liability in the event of any claim is limited to the performance of the Services. VIRUSURE is exempt from honouring compensation, in particular for any damages beyond the performance of the Services, unless gross negligence or wilful misconduct can be proven. This clause shall continue to be effective without limit of time after the expiration or termination of the Services.

11.2. VIRUSURE will not be liable for penalties or liquidated damages or for special, indirect, consequential, punitive, exemplary or incidental damages of any type or kind (including, without limitation, lost profits) regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, strict liability or otherwise, even if VIRUSURE is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

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11.3. VIRUSURE’s liability under this Agreement, regardless of the form of action, shall be limited to actual damages and shall not exceed the total amount paid for the Protocol or Statement of Work under which such liability arises, except to the extent caused by gross negligence or wilful misconduct of the VIRUSURE. In no event shall either VIRUSURE be liable for any damages arising from or in connection with any decision by COMPANY or any third party, made independently of the Services or VIRUSURE’s confidential information provided under this Agreement, to further research, develop or market Test Articles or any derivative or product or service related thereto or the use of Test Articles or any product or derivative or service related thereto.

11.4. Subject to the limitations set forth in this Section 11, in the event that VIRUSURE commits a breach of the warranty set forth in Section 10.2 above, VIRUSURE’s sole liability, and COMPANY’s sole remedy, shall be for VIRUSURE to perform, at VIRUSURE’s cost and expense, the affected work or portion of the research affected by the breach to the relevant specification.

12.     Indemnities.

12.1. Subject to the limitations of liability contained in Section 11 of this Agreement above, VIRUSURE will defend, indemnify, save and hold harmless COMPANY and its parent, subsidiaries and affiliates, and their respective directors, officers, employees and agents, from and against any claims, demands, lawsuits, actions, causes of action, losses, damages, fines and liabilities, including, without limitation, reasonable attorneys’ fees and any costs and expenses associated with each party’s compliance with a subpoena or other similar legal request related to a Study (“Claims”) arising out of or in connection with or attributable to VIRUSURE’s breach of this Agreement, gross negligence or wilful misconduct in performance of the Study and will pay any costs and damages which may be assessed against them, provided that VIRUSURE is given written notice of the Claims within ten (10) days of the date of notice to COMPANY and is given information, reasonable assistance and sole authority to defend the Claims, provided that no settlement of such Claims may be effected by VIRUSURE without COMPANY’s written consent (which consent will not be unreasonably withheld).

12.2. COMPANY will defend, indemnify, save and hold harmless VIRUSURE and its parent, subsidiaries and affiliates, and their respective directors, officers, employees and agents, from and against any Claims arising out of or in connection with or attributable to: (i) the research, development, manufacture, distribution, use, sales or other disposition by COMPANY, or any distributor, collaborator, customer, sub-licensee, contractor, subcontractor, representative or agent of COMPANY, of the Test Articles and/or any other substances upon which the services of VIRUSURE were performed, except to the extent such Claims arise from VIRUSURE’s breach of this Agreement, or gross negligence or wilful misconduct of VIRUSURE; or (ii) any infringement of any third party’s patent rights or unauthorized use or misappropriation of its know-how related to the Study, except to the extent such Claims arise from or in connection with the intellectual property, confidential information or other techniques of VIRUSURE employed in the performance of the Services; or (iii) COMPANY’s breach of this Agreement, gross negligence or wilful misconduct in connection with this Agreement and will pay any costs and damages which may be assessed against them, provided that COMPANY is given written notice of the Claims within ten (10) days of the date of notice to VIRUSURE and is given information, reasonable assistance and sole authority to defend the Claims, provided that no settlement of such Claims may be effected by the VIRUSURE without COMPANY’s written consent (which consent will not be unreasonably withheld).

13.     Ownership. Any inventions and/or techniques for carrying out the Services which relate to the conduct of VIRUSURE’s business are and shall remain VIRUSURE’s exclusive property, including, but not limited to; present and future documentation, scientific and technical data, test procedures and other information that is owned or licensed by VIRUSURE and that is not developed hereunder. Subject to the terms and conditions hereof, VIRUSURE shall have the right to use concurrent control data as part of its general historical database. Any data, discoveries or inventions developed or generated pursuant to this Agreement which directly relate to any information or materials (including Test Articles) provided by COMPANY under this Agreement or those relating to Deliverables, including, without limitation, new data, uses, processes or compositions directly relating to the information or materials (including Test Articles) provided under this Agreement or those relating to Deliverables shall be the exclusive property of COMPANY. VIRUSURE agrees to assist COMPANY in securing for COMPANY any patents, copyrights or other proprietary rights in such data, discoveries or inventions and to perform all acts that may be reasonably required to vest in COMPANY all right, title and interest in such data, discoveries or inventions, and VIRUSURE shall be reasonably compensated for such assistance. All costs and expenses associated with establishing COMPANY’s rights therein shall be COMPANY’s responsibility.

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14.     Force Majeure. Except with respect to the payment of monies due under this Agreement, neither party shall be considered in default of the performance of any obligation hereunder to the extent that the performance of such obligation is prevented or delayed by fire, flood, earthquake, hurricane, explosion, disease, contamination, strike, acts of terrorism, war, insurrection, embargo, government requirement, civil or military authority, act of God, or any other event, occurrence or condition which is not caused, in whole or in part, by that party, and which is beyond the reasonable control of that party.

15.     Term and Termination.

15.1. This Agreement will commence on the Effective Date and will continue for five (5) years from the Effective Date or until terminated by the parties as set forth below.

15.2. COMPANY shall have the right to terminate an on-going Study at any time without cause upon thirty (30) days prior written notice to VIRUSURE. In the event a Study is terminated without cause, VIRUSURE shall be paid for all Services rendered through the effective date of termination, together with any additional expenses incurred in connection with the shutdown of the Study, including, without limitation, any irrevocably committed costs incurred by VIRUSURE.

15.3. Either party may terminate this Agreement upon thirty (30) day’s notice to the other party, provided that VIRUSURE completes all Studies in progress and COMPANY makes all payments due to VIRUSURE through the effective date of termination date as set forth in Section 16.2.

15.4. Upon termination, neither party will have any further obligations under this Agreement, except that: (i) the liabilities accrued through the effective date of termination; and (ii) the obligations which by their terms survive termination, including the applicable confidentiality, record keeping, regulatory compliance, intellectual property and indemnification provisions of this Agreement, shall survive termination.

16. Employee Solicitation. COMPANY agrees that, during the term of a Study and for a period of one hundred eighty (180) days thereafter, COMPANY will not solicit for hire or hire as an employee, or engage as an independent contractor, any person who has been involved in rendering services on the Study, without the prior written consent of VIRUSURE. In the event of such solicitation, hiring or engagement, in addition to any other remedy VIRUSURE may have, COMPANY shall pay to VIRUSURE an amount equal to such employee’s annual salary.

17. Dispute Resolution. The parties shall attempt, in good faith, to resolve through negotiations any controversy, claim, or dispute arising out of this Agreement. In the event that negotiations are not successful, the controversy, claim or dispute shall be submitted to third party mediation upon terms reasonably acceptable to the parties. If such claim, controversy or dispute is not resolved through mediation, upon written demand of either party, the claim, controversy or dispute shall be submitted to arbitration. Such arbitration shall take place and proceed in accordance with the laws of Austria and rules of Conciliation and Arbitration of the International Chamber of Commerce. A record and transcript of the proceedings shall be maintained. Any award shall be made in writing and in reasonable detail, setting forth the findings of fact and conclusion of law supporting the award. The determination of a majority of the panel of arbitrators shall be the decision of the arbitrators, which shall be binding regardless of whether one of the parties fails or refuses to participate in the arbitration. The decision shall be enforceable by a court of law, provided that the decision is supported by substantial fact and is without material error of law. All costs of such arbitration, except expert fees and attorneys’ fees, shall be shared equally by the parties.

18. Miscellaneous.

18.1. Notices. All notices from one party to the other will be in writing and will be delivered by addressing the same to the addresses first set forth above, or at such other address as either party may specify in writing to the other. Notices shall be sent by overnight courier, certified mail, return receipt requested, or by other means of delivery requiring a written acknowledged receipt. All notices shall be effective upon receipt.

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18.2. Independent Contractor. The business relationship of VIRUSURE to COMPANY is that of an independent contractor and not of a partner, joint venture, employer, employee or any other kind of relationship. VIRUSURE will be solely responsible for expenses and liabilities associated with the employment of its employees.

18.3. Assignment. This Agreement, and the rights and obligations under this Agreement, may not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign this Agreement to an affiliated company or in connection with the merger, consolidation or sale of substantially all assets related to the Study.

18.4. Entire Agreement. This Agreement, together with the Supporting Documents, sets forth the entire agreement and understanding between the parties, superseding any and all previous statements, negotiations, documents agreements and understandings, whether oral or written, as to the subject matter of the Agreement. No modification or waiver of the provisions of this Agreement shall be valid or binding on either party unless in writing and signed by both parties. No waiver of any term, right or condition under this Agreement on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition hereunder.

18.5. Severability. In the event that any one or more of the provisions contained in this Agreement is for any reason, held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

18.6. Applicable Law. This Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of Austria without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

18.7. Counterparts. This Agreement may be executed in counterparts, which taken together shall constitute a single legal document.

18.8. Language of Agreement. The parties acknowledge that it is their express wish that this Agreement and all notices and other documents to be given or executed pursuant hereto be in English.

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IN WITNESS WHEREOF, duly authorized representatives of the parties have executed and delivered this Agreement as of the Effective Date.

ViruSure	Nuvilex, Inc.
By: /s/ Andy Bailey	By: /s/ Kenneth L. Waggoner
Print Name: Andy Bailey	Print Name: Kenneth L. Waggoner
Title: CEO/Operations Director	Title: Chief Executive Officer and President
Date: April 7, 2014	Date: April 7, 2014

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Exhibit A

Archive Terms and Conditions

1.	All raw data, study documentation, protocols, interim and final reports, specimens generated as a result of a preclinical Study or case histories generated as a result of a clinical or commercial Study that COMPANY requests be held in VIRUSURE’s archive facility or that Applicable Law requires be held in VIRUSURE’s archive facility shall hereinafter be referred to as “Materials.” VIRUSURE agrees to comply with industry standards in connection with the storage of the Materials and adhere to all Applicable Law with respect to the storage of the Materials.

2.	VIRUSURE shall store the Materials at its current storage rates, which may be increased on an annual basis upon agreement between VIRUSURE and COMPANY. If the Materials require additional and/or special storage requirements, additional charges for storage shall be assessed and invoiced to COMPANY. Invoices shall be due and payable thirty (30) days from the date of the invoice and COMPANY agrees to pay all invoices submitted.

3.	VIRUSURE’s liability for archival services under this Agreement, regardless of the form of action, shall not exceed the fee paid for one year’s storage of the Materials, except to the extent caused by the breach of this Agreement, the gross negligence or wilful misconduct byVIRUSURE. In no event shall VIRUSURE be liable for penalties or liquidated damages or for special, indirect, consequential punitive, exemplary or incidental damages of any type or kind (including, without limitation, lost profits) in connection with the storage of the Materials. VIRUSURE shall have no liability for loss of the Materials beyond its reasonable control, including losses caused by loss of refrigeration.

4.	The Materials shall be archived for the period set forth in the Supporting Documents (“Retention Period”). Upon the expiration of the Retention Period, VIRUSURE shall contact COMPANY to determine disposition of the Materials as follows: (i) extended storage of the Materials; (ii) return of the Materials to COMPANY at COMPANY’s expense to be archived in accordance with Applicable Law or (iii) where offered by VIRUSURE , disposal of Materials at COMPANY’s expense. If COMPANY requests VIRUSURE to continue to store the Materials and VIRUSURE agrees, the cost for storage of the Materials shall continue to be invoiced to COMPANY at VIRUSURE’s then current rates. If COMPANY fails to give such instructions, VIRUSURE shall so notify COMPANY, and if such instructions are still not forthcoming within thirty (30) days of said notification, then VIRUSURE shall have the option of (i) continuing storage of the Materials, which will be deemed to have been authorized for an additional period of not less than one (1) year, or (ii) VIRUSURE may return the Materials to COMPANY at COMPANY’s expense or (iii) dispose of the Materials at COMPANY’s expense provided regulatory retention periods have expired. If COMPANY intends to go out of business or to transfer ownership of the Materials, COMPANY will provide notice to VIRUSURE with instructions for disposition of the Materials. If COMPANY fails to give such instructions, VIRUSURE shall dispose of the Materials at COMPANY’s expense provided regulatory retention periods have expired. COMPANY agrees that VIRUSURE shall have access to the Materials at all times in order to comply with Applicable Law. COMPANY shall be liable for storage charges until the Materials are returned to COMPANY. At any time while the Materials are in transit to COMPANY, all risk of loss or exposure to the Materials shall be borne by VIRUSURE.

5.	VIRUSURE will not release the Materials to any third party, without COMPANY's written permission unless such disclosure is compelled by valid subpoena or Applicable Law. If such disclosure is requested, VIRUSURE shall use its commercially reasonable efforts to provide COMPANY with written notice prior to such release. Prior to release or inspection of any Materials by COMPANY or its agents, COMPANY shall provide all reasonable documentation requested by VIRUSURE.

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